Exhibit 99.1

For Immediate Release

WSI Industries Reports First Quarter Sales & Earnings

January 6, 2010—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2010 first quarter ending November 29, 2009 of $4,254,000 versus the prior year amount of $6,035,000. Net income for the fiscal 2010 first quarter was $104,000 or $.04 per diluted share versus $101,000 or $.04 per diluted share in the prior year first quarter.

Michael J. Pudil, chief executive officer, commented: “We are pleased to report earnings in our first quarter of $.04 per share. We were successful in generating results similar to the prior year first quarter, but we were able to achieve these results on a significantly lower sales volume. Our efforts to size the Company’s operations to the current level of business have been positively rewarded. We have a lean organization that is generating earnings and cash flow.” Pudil went on to say: “Even though our bottom line results were positive, we are still experiencing the effects of the nation’s recession on our top line sales. While there are hints of an economic recovery, this remains a difficult environment from a sales perspective as potential customers have reduced demand for their own products or are bringing their outsourcing requirements back in-house.” Pudil concluded: “The picture for the remainder of the fiscal year remains mixed. Our customers, as well as the nation in general, remain hesitant about their future growth expectations and when the economy will rebound. During this time, we have increased our efforts on finding new business and we believe we are well positioned for growth given our financial strength and overall business organization. We are optimistic about the long-term future as our current customers are all leaders in their respective industries and when that is combined with our own financial stability, we believe we have a competitive advantage in our own marketplace.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:
Michael J. Pudil (CEO), Benjamin Rashleger (President) or Paul D. Sheely (CFO)
763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)
In thousands, except per share amounts

	First quarter ended
	November 29,	November 30,
	2009	2008
Net Sales	$4,254	$6,035
Cost of products sold	3,472	5,209

Gross margin	782	826

Selling and administrative expense	530	581
Interest and other income	(8)	(4)
Interest and other expense	97	92

Earnings from operations before income taxes	163	157
Income taxes	59	56

Net earnings	$104	$101

Basic earnings (loss) per share	$0.04	$0.04

Diluted earnings (loss) per share	$0.04	$0.04

Weighted average number of common shares outstanding	2,794	2,785

Weighted average number of dilutive common shares outstanding	2,794	2,798
CONDENSED BALANCE SHEETS (Unaudited)
In thousands

	November 29,	November 30,
	2009	2008
Assets:
Total Current Assets	$7,629	$8,615
Property, Plant, and Equipment, net	7,250	8,164
Intangible Assets, net	2,954	2,847

Total Assets	$17,833	$19,626

Liabilities and Shareholders’ Equity:
Total current liabilities	$3,976	$4,011
Long-term debt	4,675	6,477
Shareholders’ equity	9,182	9,138

Total Liabilities and Shareholders’ Equity	$17,833	$19,626